Exhibit 99.1

Northern Power Systems Reports Third Quarter 2016 Results

Barre, VT USA (14 November 2016) – Northern Power Systems Corp. (TSX: NPS), a next generation renewable energy technology company, today announced financial results for its third quarter ended September 30, 2016.

Business Highlights:

•	Continued sequential improvement in revenue to $12.1 million as compared to $8.7 million and reduction in GAAP net loss of $1.4 million as compared to $2.5 million.

•	Drove quarterly service business revenue to $1.6 million compared to $1.4 million in the prior year with a notable increase in service gross margins.

•	Delivered strong wind-turbine fleet performance, successfully performing through abnormally turbulent natural conditions (hurricanes in the Caribbean, typhoons in Korea and earthquakes in Italy).

•	In October, concluded, a sale of its utility assets to WEG SA continuing an on-going collaboration as well as royalties for up to an additional $17.5M.

•	Renewed Comerica line of credit in the amount of $2 million through December 31, 2017.

Revenues for the three months ended September 30, 2016 were $12.1 million, compared to $13.4 million in the third quarter of 2015, and $8.7 million in the second quarter of 2016. GAAP net loss for the third quarter of 2016 was $1.4 million, compared to a net loss of $0.5 million in the prior year third quarter, and a loss of $2.5 million in the second quarter of 2016. Order backlog at September 30, 2016 was approximately $26 million as compared to $39 million at September 30, 2015, and $33 million at June 30, 2016.

“With the completion of the sale of our utility wind technology to our partner WEG, in October 2016, we are clearly focused on distributed energy applications,” stated Ciel Caldwell, president and chief operating officer of Northern Power Systems. “Our North American strategy is developing with a focus on both wind as a generation source as well as battery energy storage solutions with and without renewable integration. We are expanding our capabilities in the form of sales resources and data analytics capabilities and are rapidly identifying opportunities for Northern to capitalize in the space in 2017.”

Eric Larson, chief accounting officer added, “In the fourth quarter we are looking to capitalize on efficient management strategies and cost reductions in our drive for profitability. We remain focused on cash management and in conjunction with the economics of our agreement with WEG, we continue our confidence in our cash balance.”

On October 26, 2016, the Company announced that WEG S.A. had acquired the Company’s utility wind assets, including the related patent portfolio for utility wind greater than 1.5MW. The Company will continue to receive royalties under the existing arrangement for sales in South America resulting in future payments up to approximately $10 million. Additionally, the Company will receive up to a further $17.5 million in royalty payments over the next decade for turbines shipped anywhere outside of South America.

Consolidated Third Quarter Financial Metrics:

•	Revenue for the third quarter of fiscal year 2016 was at $12.1 million, compared to $13.4 million reported in the prior year period and $8.7 million reported in the second quarter of 2016.

•	Gross profit in the third quarter was 16.7 percent, compared to gross profit of 24.5 percent in the prior year period and 10.7 percent in the second quarter of 2016.

•	GAAP net loss for the third quarter of fiscal year 2016 was $1.4 million compared to a $0.5 million loss in the prior year third quarter. GAAP net loss for the second quarter of 2016 was $2.5 million.

•	Cash provided from operations were $0.6 million for the third quarter of fiscal year 2016 compared to a cash usage from operations of $0.7 million in the prior year third quarter and cash provided from operations of $0.4 in the second quarter of 2016.

•	Non-GAAP adjusted EBITDA loss for the third quarter was $0.9 million, compared to Non-GAAP adjusted EBITDA income of $0.2 million in the prior year third quarter and a Non-GAAP adjusted EBITDA loss for the second quarter of 2016 of $2.1 million.

Earnings Conference Call

The Company will host a conference call and webcast, November 15, 2016 at 8:00 a.m. (EDT) to discuss the third quarter 2016 financial results and other matters.

To participate, callers in the United States should dial +1-877-276-7742, Canada +1-866-450-4696 and in other countries +1-412-317-5473. Participants should ask to be joined to the Northern Power Systems call.

The conference call will also be available via webcast on the Investor Relations section of Northern Power’s website (http://www.ir.northernpower.com). A webcast slide presentation for the quarterly results will also be available at the Company’s website.

About non-GAAP financial measures

To supplement Northern Power Systems’ consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), Northern Power Systems has used a non-GAAP financial measure, specifically non-GAAP adjusted EBITDA income (loss). Non-GAAP adjusted EBITDA income (loss) is defined as net income (loss), excluding share-based compensation expense, amortization of acquisition-related intangibles, depreciation of property, plant and equipment, interest expense, tax provision or benefit, and certain other non-cash impacts as applicable.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on non-GAAP adjusted EBITDA, please see the table captioned “Reconciliation of GAAP net loss to non-GAAP adjusted EBITDA net income (loss)” included at the end of this release. The table has more details on the GAAP financial measure that is most directly comparable to non-GAAP adjusted EBITDA and the related reconciliation between these financial measures.

Northern Power Systems’ management believes that this non-GAAP financial measure provides meaningful supplemental information in assessing our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results, which could be non-cash charges or discrete cash charges that are infrequent in nature. This non-GAAP financial measure also has facilitated management’s internal comparisons to Northern Power Systems’ historical performance and our competitors’ operating results, as well as reflects measurements which are used by creditors and other third parties in assessing our performance.

About Northern Power Systems

Northern Power Systems designs, manufactures, and sells wind turbines and power technology products, and provides engineering development services and technology licenses for energy applications, into the global marketplace from its US headquarters and European offices.

•	Northern Power Systems has almost 40 years’ experience in technologies and products generating renewable energy.

•	Northern Power Systems currently manufactures the NPS™ 60 and NPS™ 100 turbines. With over 12 million run time hours across its global fleet, Northern Power wind turbines provide customers with clean, cost effective, reliable renewable energy.

•	Patented next generation permanent magnet direct drive (PMDD) technology uses fewer moving parts, delivers higher energy capture, and provides increased reliability due to reduced maintenance and downtime.

•	Northern Power Systems’ FlexPhase™ power converter platform uses patented converter architecture and advanced controls technology for advanced grid support and generation applications.

•	Northern Power Systems offers comprehensive in-house development services, including systems level engineering, advanced drivetrains, power electronics, PM machine design, and remote monitoring systems to the energy industry.

To learn more about Northern Power Systems, please visit www.northernpower.com.

Notice regarding forward-looking statements:

This release includes forward-looking statements regarding Northern Power Systems and its business, which may include, but is not limited to, product and financial performance, regulatory developments, supplier performance, anticipated opportunity and trends for growth in our customer base and our overall business, our market opportunity, expansion into new markets, and execution of the company’s growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “is expected”, “expects”, “scheduled”, “intends”, “contemplates”, “anticipates”, “believes”, “proposes” or variations (including negative variations) of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Such statements are based on the current expectations of the management of Northern Power Systems. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, including risks regarding the wind power industry; production, performance and acceptance of the company’s products; our sales cycle; our ability to convert backlog into revenue; performance by the company’s suppliers; our ability to maintain successful relationships with our partners and to enter into new partner relationships; our performance internationally; currency fluctuations; economic factors; competition; the equity markets generally; and the other risks detailed in Northern Power Systems’ risk factors discussed in filings with the U.S. Securities and Exchange Commission (the “SEC”), including but not limited to Northern Power Systems’ Annual Report on Form 10-K filed on July 25, 2016, as well as other documents that may be filed by Northern Power Systems from time to time with the SEC. Although Northern Power Systems has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Northern Power Systems undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Eric Larson,

Vice President and Chief Accounting Officer

+1-802-661-4673

ir@northernpower.com

NORTHERN POWER SYSTEMS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (unaudited)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

(In thousands, except share and per share amounts)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
REVENUES:
Net revenue	$12,141	$13,427	$26,028	$35,666
Cost of revenues	10,117	10,136	23,708	28,611

Gross profit	2,024	3,291	2,320	7,055
Gross profit percentage	16.7%	24.5%	8.9%	19.8%
OPERATING EXPENSES:
Sales and marketing	821	947	2,644	3,409
Research and development	592	739	2,213	2,688
General and administrative	1,837	1,618	5,063	6,655

Total operating expenses	3,250	3,304	9,920	12,752

Loss from operations	(1,226)	(13)	(7,600)	(5,697)

Interest expense	(15)	(45)	(94)	(142)
Other expense	(54)	(109)	(170)	(221)

Loss before provision for income taxes	(1,295)	(167)	(7,864)	(6,060)
Provision for income taxes	62	372	250	1,140

NET LOSS	$(1,357)	$(539)	$(8,114)	$(7,200)

Other comprehensive loss
Change in cumulative translation adjustment	2	(27)	15	(41)

COMPREHENSIVE LOSS	$(1,355)	$(566)	$(8,099)	$(7,241)

Net loss applicable to common shareholders	$(1,357)	$(539)	$(8,114)	$(7,200)

Net loss per common share - basic and diluted	(0.06)	(0.02)	(0.35)	(0.32)

Weighted average number of common shares outstanding - basic and diluted	23,173,884	22,884,202	23,173,884	22,085,519

Non-GAAP adjusted EBITDA net loss	$(905)	$211	$(6,670)	$(5,214)

NORTHERN POWER SYSTEMS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2016 AND DECEMBER 31, 2015

(In thousands, except share and per share amounts)

	September 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,183	$6,333
Accounts receivable - net	775	3,046
Unbilled revenue	927	759
Inventories - net	8,987	9,233
Other current assets	1,510	7,229
Assets held for sale	2,380	2,428

Total current assets	17,762	29,028
Property, plant and equipment - net	1,667	2,046
Intangible assets - net	12	80
Goodwill	722	722
Other assets	23	—

Total Assets	$20,186	$31,876

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Working capital revolving line of credit	$1,900	$2,892
Accounts payable	3,555	3,838
Accrued expenses	4,708	5,258
Deferred revenue	2,026	6,888
Customer deposits	6,779	3,596
Other current liabilities	—	196
Liabilities held for sale	306	406

Total current liabilities	19,274	23,074

Deferred revenue, less current portion	2,495	2,718
Other long-term liability	185	175

Total Liabilities	21,954	25,967

SHAREHOLDERS’ EQUITY (DEFICIT):
Common stock	165,568	165,568
Additional paid-in capital	9,135	8,713
Accumulated other comprehensive income / (loss)	2	(13)
Accumulated deficit	(176,473)	(168,359)

Total Shareholders’ Equity (Deficit)	(1,768)	5,909

Total Liabilities and Shareholders’ Equity (Deficit)	$20,186	$31,876

NORTHERN POWER SYSTEMS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

FOR THE NINE MONTHS ENDED SEPTEBMER 30, 2016 AND 2015

(In thousands)

	For the nine months ended September 30,
	2016	2015
OPERATING ACTIVITIES:
Net loss	$(8,114)	$(7,200)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for inventory obsolescence	193	151
Recovery of doubtful accounts	(29)	(44)
Stock-based compensation expense	422	681
Depreciation and amortization	522	582
Noncash implied license revenue	—	(609)
Loss on disposal of asset	156	50
Deferred income taxes	10	11
Changes in operating assets and liabilities:
Accounts receivable and unbilled revenue	2,132	(679)
Inventories and deferred costs	5,723	(1,581)
Other current and noncurrent assets	18	2,010
Accounts payable	(283)	1,968
Accrued expenses	(550)	(1,136)
Customer deposits	3,183	(198)
Other liabilities	(5,381)	(165)

Net cash used in operating activities	(1,998)	(6,159)

INVESTING ACTIVITIES:
Purchases of property and equipment	(175)	(1,280)

Net cash used in investing activities	(175)	(1,280)

FINANCING ACTIVITIES:
Proceeds from revolving line of credit, net of repayments	(992)	—
Proceeds from exercise of stock options	—	3

Net cash (used in) provided by financing activities	(992)	3

Effect of exchange rate change on cash	15	(41)

Change in cash and cash equivalents	(3,150)	(7,477)
Cash and cash equivalents - Beginning of the Period	6,333	13,142

Cash and cash equivalents - End of the Period	$3,183	$5,665

NORTHERN POWER SYSTEMS CORP.

RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA INCOME / (LOSS) (unaudited)

FOR THE THREE AND NINE MONTHS ENDED SEPTEBMER 30, 2016 AND 2015

(In thousands)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
NET LOSS	$(1,357)	$(539)	$(8,114)	$(7,200)
Interest expense	15	45	94	142
Provision for income taxes	62	372	250	1,140
Depreciation and amortization	161	209	522	582
Stock compensation expense	141	313	422	681
Non cash implied license revenue	—	(189)	—	(609)
Loss on disposal of asset	73	—	156	50

Non-GAAP adjusted EBITDA income / (loss)	$(905)	$211	$(6,670)	$(5,214)